INCORPORATED UNDER THE LAWS OF NEVADA

NUMBER

SHARES

PHOENIX APPS INC.

Fully Paid Non Assessable $0.002 Par Value **COMMON STOCK**

CUSIP NO. 718807 100

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of PHOENIX APPS INC. Capital Stock transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
2469 E Ft. Union Blvd., #214, Salt Lake City, UT 84121

By:______________________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

Yi Xing Wang
PRESIDENT

PHOENIX APPS INC.
SEAL
NEVADA

Yi Xing Wang
SECRETARY